Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports Second-Quarter Results for Fiscal Year 2021

•Revenue increased 5% to $41.5 billion
•GAAP1 operating earnings were $461 million, GAAP diluted EPS were $2.13
•Non-GAAP operating earnings decreased 3% to $628 million, non-GAAP diluted EPS increased 14% to $1.74
•Company raised FY21 earnings guidance

DUBLIN, Ohio, February 5, 2021 – Cardinal Health (NYSE: CAH) today reported second-quarter fiscal year 2021 revenue of $41.5 billion, an increase of 5% from the second quarter of last year. Second-quarter GAAP operating earnings increased 38% to $461 million, primarily due to the beneficial comparison to the prior-year charge related to voluntary surgical gown recalls. GAAP diluted earnings per share (EPS) increased to $2.13, primarily due to the tax effect of a self-insurance loss.

Non-GAAP operating earnings decreased 3% to $628 million in the quarter, and this decrease included a modest net negative impact from COVID-19. The Pharmaceutical segment was adversely affected by COVID-19, while the Medical segment experienced a net positive impact. Non-GAAP diluted EPS increased 14% to $1.74 in the quarter, benefiting from a lower non-GAAP effective tax rate.

“As we collectively navigate the pandemic, we remain committed to supporting customers, patients, and communities around the world,” said Mike Kaufmann, CEO of Cardinal Health. “Our second-quarter results demonstrate our resilient business model, strong fundamentals, and the adaptability of our dedicated employees. We remain focused on optimizing our core businesses, investing in key areas, and efficiently deploying capital to drive long-term, sustainable growth.”

Q2 FY21 summary

	Q2 FY21		Q2 FY20		Y/Y
Revenue	$41.5	billion	$39.7	billion	5%
Operating earnings	$461	million	$334	million	38%
Non-GAAP operating earnings	$628	million	$646	million	(3)%
Net earnings attributable to Cardinal Health, Inc.	$629	million	$220	million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$514	million	$448	million	15%
Effective Tax Rate	(47.6)%		21.0%
Non-GAAP Effective Tax Rate	13.2%		24.8%
Diluted EPS attributable to Cardinal Health, Inc.	$2.13		$0.75		N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.74		$1.52		14%

Cardinal Health

Segment results

Pharmaceutical segment

	Q2 FY21		Q2 FY20		Y/Y
Revenue	$37.2	billion	$35.7	billion	4%
Segment profit	$413	million	$462	million	(11)%
Second-quarter revenue for the Pharmaceutical segment increased 4% to $37.2 billion, driven by sales growth from Pharmaceutical Distribution and Specialty Solutions customers.

Pharmaceutical segment profit decreased 11% to $413 million in the second quarter, due to the adverse impact of COVID-19-related volume declines, primarily in the company's generics program and Nuclear and Precision Health Solutions business. This was partially offset by a higher contribution from brand sales mix.

Medical segment

	Q2 FY21		Q2 FY20		Y/Y
Revenue	$4.3	billion	$4.0	billion	7%
Segment profit	$236	million	$195	million	21%
Second-quarter revenue for the Medical segment increased 7% to $4.3 billion, driven by a net positive impact from COVID-19. This increase was primarily due to the impact of personal protective equipment (PPE) sales and higher volumes in our lab business, partially offset by the adverse effects of cancelled or deferred elective procedures.

Medical segment profit increased 21% to $236 million in the second quarter, due to the net positive impact from COVID-19 and cost savings, which included global manufacturing efficiencies. The net positive impact from COVID-19 was primarily due to higher volumes in our Lab business and an increased contribution from PPE, partially offset by the adverse effects of cancelled or deferred elective procedures.

Tax rate
During the second quarter of fiscal 2021, our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements related to charges previously accrued in the company’s consolidated financial statements. This self-insurance pre-tax loss, which did not impact the company's pre-tax consolidated results, is currently deductible on our fiscal 2020 consolidated federal income tax return, and contributed to a significant net operating loss for tax purposes. In addition, pursuant to the Coronavirus Aid, Relief and Economic Security Act enacted by the United States Congress in March 2020, this net operating loss will be carried back to fiscal years 2015-2018 to recover previously-paid Federal taxes at rates that were in effect at that time.

Accordingly, the second-quarter fiscal 2021 GAAP effective tax rate of (47.6)% reflects a benefit of $420 million associated with the net operating loss carryback. Additionally, we intend to file for a federal income tax refund of $974 million, primarily as a result of the net operating loss carryback, which we expect to receive within 12 months. The company has recorded a corresponding current asset on its second quarter fiscal 2021 consolidated balance sheet.

The second-quarter fiscal 2021 non-GAAP effective tax rate of 13.2% reflects the impact of certain discrete items.

Fiscal year 2021 outlook1
Cardinal Health raised its fiscal year 2021 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $5.85 to $6.10, from the prior range of $5.65 to $5.95.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Cardinal Health

Recent highlights
•Cardinal Health Board of Directors approved a quarterly dividend of $0.4859 per share. The dividend will be payable on April 15, 2021 to shareholders of record at the close of business on April 1, 2021.
•The company reached an agreement with the Centers for Disease Control and Prevention (CDC) to act as a network administrator in Phase 2 of the Federal Pharmacy Partnership Strategy for COVID-19. Additionally, the Cardinal Health OptiFreight® Logistics business was selected by the Ohio Department of Health to support efforts to distribute COVID-19 vaccines.
•For the 13th consecutive year, Cardinal Health was honored as one of the "Best Places to Work for LGBTQ Equality" by the Human Rights Campaign (HRC) Foundation, achieving 100% on the HRC's 2021 Corporate Equality Index (CEI).

Upcoming webcasted investor events
•Barclays Global Healthcare Conference at 8:35 a.m. Eastern, March 9

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss second quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until February 4, 2022.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. With 50 years in business, operations in more than 40 countries and approximately 48,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Sarah Shew, sarah.shew@cardinalhealth.com and 614.553.3401
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue," "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain including the impact of deferrals and cancellations of elective medical procedures, our ability to recoup or mitigate cost increases to source certain personal protective or other equipment, and the impact of additional supply disruptions of distribution or manufacturing facilities; competitive pressures in Cardinal Health's various lines of business; the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health and other components of our generics pharmaceutical program; risks associated with the distribution of opioids, including the financial impact associated with the outcome of the ongoing lawsuits and investigations by certain governmental and regulatory authorities and risks and uncertainties associated with the ongoing settlement framework discussions, including the risk that we may fail to reach a settlement agreement or that a final settlement could require us to pay more than we currently anticipate; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; risks associated with our interpretations and estimates used to calculate the tax benefit associated with our self-insurance loss position; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management's views as of February 5, 2021. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Second Quarter			Year-to-Date
(in millions, except per common share amounts)	2021	2020	% Change	2021	2020		% Change
Revenue	$41,541	$39,735	5%	$80,606	$77,076		5%
Cost of products sold	39,765	38,021	5%	77,115	73,683		5%
Gross margin	1,776	1,714	4%	3,491	3,393		3%

Operating expenses:
Distribution, selling, general and administrative expenses	1,147	1,163	(1)%	2,284	2,270		1%
Restructuring and employee severance	20	56		57	86
Amortization and other acquisition-related costs	116	133		234	265
Impairments and (gain)/loss on disposal of assets, net	—	7		9	8
Litigation (recoveries)/charges, net [1]	32	21		1,070	5,694
Operating earnings/(loss)	461	334	38%	(163)	(4,930)		N.M

Other (income)/expense, net	(12)	(12)		(19)	2
Interest expense, net	46	63	(27)%	91	129		(29)%
Loss on extinguishment of debt	—	4		1	4
Earnings/(loss) before income taxes	427	279	53%	(236)	(5,065)		N.M.

Provision for/(benefit from) income taxes [2]	(203)	59	N.M	(613)	(364)		N.M.
Net earnings/(loss)	630	220	N.M	377	(4,701)		N.M.

Less: Net earnings attributable to noncontrolling interests	(1)	—		(1)	(1)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$629	$220	N.M.	$376	$(4,702)		N.M.

Earnings/(loss) per common share attributable to Cardinal Health, Inc.:
Basic	$2.14	$0.75	N.M.	$1.28	$(15.99)		N.M.
Diluted	2.13	0.75	N.M.	1.27	(15.99)	[3]	N.M.

Weighted-average number of common shares outstanding:
Basic	294	292		293	294
Diluted	295	294		295	294	[3]
1Litigation (recoveries)/charges, net includes pre-tax charges of $1.02 billion and $5.63 billion recorded in the first quarter of fiscal 2021 and 2020, respectively, related to the opioid litigation.
2Provision for/(benefit from) income taxes includes a tax benefit recorded during the three months ended December 31, 2020 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to the opioid litigation charges previously accrued in our consolidated financial statements. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, is currently deductible on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss is being carried back and applied to adjust our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total net benefit was $420 million.
In addition, the amount of tax expense increased by approximately $150 million during the three months ended December 31, 2020 while the amount of tax benefit increased by approximately $300 million during the six months ended December 31, 2020 compared to the tax impacts that would have been recognized without the opioid litigation charge. The treatment of the tax impacts of opioid litigation charges is expected to significantly increase the provision for income taxes during the remainder of the fiscal year. The net tax benefits associated with the opioid litigation charges are $35 million and $488 million for fiscal 2021 and 2020, respectively.
3 Due to the net loss for the six months ended December 31, 2019, potentially dilutive common shares have not been included in the denominator of the dilutive per share computation due to their anti-dilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	December 31, 2020	June 30, 2020
Assets	(Unaudited)
Current assets:
Cash and equivalents	$3,737	$2,771
Trade receivables, net	8,728	8,264
Inventories, net	14,443	13,198
Prepaid expenses and other	3,205	1,707
Total current assets	30,113	25,940

Property and equipment, net	2,386	2,366
Goodwill and other intangibles, net	11,102	11,275
Other assets	1,118	1,185
Total assets	$44,719	$40,766

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,235	$21,374
Current portion of long-term obligations and other short-term borrowings	13	10
Other accrued liabilities	2,502	2,231
Total current liabilities	25,750	23,615

Long-term obligations, less current portion	6,720	6,765
Deferred income taxes and other liabilities	10,274	8,594

Total shareholders’ equity	1,975	1,792
Total liabilities and shareholders’ equity	$44,719	$40,766

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Second Quarter		Year-to-Date
(in millions)	2021	2020	2021	2020
Cash flows from operating activities:
Net earnings/(loss)	$630	$220	$377	$(4,701)

Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities:
Depreciation and amortization	199	230	404	464
Impairments and (gain)/loss on disposal of assets, net	—	7	9	8
Loss on extinguishment of debt	1	4	1	4
Share-based compensation	23	21	51	41
Provision for bad debts	19	18	35	47
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
(Increase)/decrease in trade receivables	(111)	(108)	(499)	121
Increase in inventories	(1,011)	(1,347)	(1,256)	(991)
Increase/(decrease) in accounts payable	1,548	1,735	1,861	(77)
Other accrued liabilities and operating items, net	(81)	(83)	504	5,128
Net cash provided by operating activities	1,217	697	1,487	44

Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	(3)	—	(3)	—
Additions to property and equipment	(96)	(77)	(174)	(149)
Purchases of investments	(1)	(3)	(18)	(6)
Proceeds from sale of investments	3	—	4	2
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	—	2	—	2
Net cash used in investing activities	(97)	(78)	(191)	(151)

Cash flows from financing activities:
Net change in short-term borrowings	—	683	—	681
Reduction of long-term obligations	(9)	(719)	(49)	(793)
Net tax proceeds/(withholdings) from share-based compensation	6	2	(6)	(11)
Dividends on common shares	(143)	(141)	(289)	(287)
Purchase of treasury shares	—	—	—	(350)
Net cash used in financing activities	(146)	(175)	(344)	(760)

Effect of exchange rates changes on cash and equivalents	17	3	14	(5)

Net increase/(decrease) in cash and equivalents	991	447	966	(872)
Cash and equivalents at beginning of period	2,746	1,212	2,771	2,531
Cash and equivalents at end of period	$3,737	$1,659	$3,737	$1,659

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Second Quarter

(in millions)	2021	2020	(in millions)	2021	2020
Pharmaceutical			Medical

Revenue			Revenue
Amount	$37,236	$35,714	Amount	$4,310	$4,023
Growth rate	4%	6%	Growth rate	7%	—%

Segment profit			Segment profit
Amount	$413	$462	Amount	$236	$195
Growth rate	(11)%	4%	Growth rate	21%	4%
Segment profit margin	1.11%	1.29%	Segment profit margin	5.48%	4.86%

Year-to-Date

(in millions)	2021	2020	(in millions)	2021	2020
Pharmaceutical			Medical

Revenue			Revenue
Amount	$72,348	$69,142	Amount	$8,267	$7,940
Growth rate	5%	6%	Growth rate	4%	2%

Segment profit			Segment profit
Amount	$815	$860	Amount	$466	$365
Growth rate	(5)%	1%	Growth rate	28%	13%
Segment profit margin	1.13%	1.24%	Segment profit margin	5.64%	4.60%
The sum of the components and certain computations may reflect rounding adjustments..

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

		Gross				Operating	Earnings	Provision for/		Net			Diluted
		Margin		SG&A2		Earnings	Before	(Benefit from)		Earnings[3]	Effective		EPS[3]
	Gross	Growth		Growth	Operating	Growth	Income	Income	Net	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	Earnings	Rate	Taxes	Taxes	Earnings[3]	Rate	Rate	EPS[3]	Rate
	Second Quarter 2021
GAAP	$1,776	4%	$1,147	(1)%	$461	38%	$427	$(203)	$629	N.M.	(47.6)%	$2.13	N.M.
Surgical gown recall costs	(1)		—		(1)		(1)	—	(1)			—
Restructuring and employee severance	—		—		20		20	5	15			0.05
Amortization and other acquisition-related costs	—		—		116		116	29	87			0.29
Litigation (recoveries)/charges, net[4]	—		—		32		32	248	(216)			(0.73)
Non-GAAP	$1,775	—%	$1,147	2%	$628	(3)%	$594	$79	$514	15%	13.2%	$1.74	14%

	Second Quarter 2020
GAAP	$1,714	(1)%	$1,163	9%	$334	(34)%	$279	$59	$220	(21)%	21.0%	$0.75	(19)%
Surgical gown recall costs	56		(40)		96		96	25	71			0.24
State opioid assessment related to prior fiscal years	—		1		(1)		(1)	—	(1)			—
Restructuring and employee severance	—		—		56		56	14	42			0.14
Amortization and other acquisition-related costs	—		—		133		133	33	100			0.34
Impairments and (gain)/loss on disposal of assets, net	—		—		7		7	2	5			0.02
Litigation (recoveries)/charges, net	—		—		21		21	3	18			0.06
Loss on extinguishment of debt	—		—		—		4	1	3			0.01
Transitional tax benefit, net	—		—		—		—	11	(11)			(0.04)
Non-GAAP	$1,770	2%	$1,124	3%	$646	1%	$596	$148	$448	16%	24.8%	$1.52	18%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4Litigation (recoveries)/charges, net includes pre-tax charges of $1.02 billion and $5.63 billion recorded in the first quarter of fiscal 2021 and 2020, respectively, related to the opioid litigation. For fiscal 2021, the amount of tax expense increased by approximately $150 million during the three months ended December 31, 2020 while the amount of tax benefit increased by approximately $300 million during the six months ended December 31, 2020 compared to the tax impacts that would have been recognized without the opioid litigation charge. The treatment of the tax impacts of opioid litigation charges is expected to significantly increase the provision for income taxes during the remainder of the fiscal year. The net tax benefits associated with the opioid litigation charges are $35 million and $488 million for fiscal 2021 and 2020, respectively.

Litigation(recoveries)/charges, net also includes a tax benefit recorded during the three months ended December 31, 2020 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to the opioid litigation charges previously accrued in our consolidated financial statements. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, is currently deductible on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss is being carried back and applied to adjust our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total net benefit was $420 million; however, for purposes of reconciling Non-GAAP financial measures, we allocated $394 million of the benefit to litigation (recoveries)/charges, net, which is excluded from non-GAAP measures, based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. The tax benefit allocated to the separate tax adjustments of $26 million is included in non-GAAP measures. As the fiscal year 2020 federal return is finalized, both the tax benefit and the relative allocation may be adjusted.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

						Operating	Earnings/			Net
		Gross				Earnings/	(Loss)	Provision for/		Earnings/			Diluted
		Margin		SG&A2	Operating	(Loss)	Before	(Benefit from)	Net	(Loss)[3]	Effective		EPS[3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A2	Rate	(Loss)	Rate	Taxes	Taxes	(Loss)[3]	Rate	Rate	EPS[3,4]	Rate
	Year-to-Date 2021
GAAP	$3,491	3%	$2,284	1%	$(163)	N.M.	$(236)	$(613)	$376	N.M.	259.7%	$1.27	N.M.
Surgical gown recall costs	1		3		(2)		(2)	(1)	(1)			—
State opioid assessment related to prior fiscal years	—		(41)		41		41	10	31			0.10
Restructuring and employee severance	—		—		57		57	14	43			0.15
Amortization and other acquisition-related costs	—		—		234		234	58	176			0.60
Impairments and (gain)/loss on disposal of assets, net	—		—		9		9	16	(7)			(0.02)
Litigation (recoveries)/charges, net[5]	—		—		1,070		1,070	728	342			1.16
Loss on extinguishment of debt	—		—		—		1	—	1			—
Non-GAAP	$3,492	1%	$2,246	1%	$1,246	2%	$1,174	$212	$960	16%	18.1%	$3.26	16%

	Year-to-Date 2020
GAAP	$3,393	—%	$2,270	2%	$(4,930)	N.M.	$(5,065)	$(364)	$(4,702)	N.M.	7.2%	$(15.99)	N.M.
Surgical gown recall costs	56		(40)		96		96	25	71			0.24
State opioid assessment related to prior fiscal years	—		(4)		4		4	1	3			0.01
Restructuring and employee severance	—		—		86		86	21	65			0.22
Amortization and other acquisition-related costs	—		—		265		265	67	198			0.67
Impairments and (gain)/loss on disposal of assets, net	—		—		8		8	2	6			0.02
Litigation (recoveries)/charges, net[5]	—		—		5,694		5,694	501	5,193			17.66
Loss on extinguishment of debt	—		—		—		4	1	3			0.01
Transitional tax benefit, net	—		—		—		—	11	(11)			(0.04)
Non-GAAP	$3,449	2%	$2,226	—%	$1,223	4%	$1,092	$265	$826	6%	24.3%	$2.80	9%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4For the six months ended December 31, 2019, GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items are calculated using a weighted average of 294 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the period. For the six months ended December 31, 2019, non-GAAP diluted EPS is calculated using a weighted average of 295 million common shares, which includes potentially dilutive shares.

5Litigation (recoveries)/charges, net includes pre-tax charges of $1.02 billion and $5.63 billion recorded in the first quarter of fiscal 2021 and 2020, respectively, related to the opioid litigation. For fiscal 2021, the amount of tax expense increased by approximately $150 million during the three months ended December 31, 2020 while the amount of tax benefit increased by approximately $300 million during the six months ended December 31, 2020 compared to the tax impacts that would have been recognized without the opioid litigation charge. The treatment of the tax impacts of opioid litigation charges is expected to significantly increase the provision for income taxes during the remainder of the fiscal year. The net tax benefits associated with the opioid litigation charges are $35 million and $488 million for fiscal 2021 and 2020, respectively.
Litigation(recoveries)/charges, net also includes a tax benefit recorded during the three months ended December 31, 2020 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to the opioid litigation charges previously accrued in our consolidated financial statements. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, is currently deductible on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss is being carried back and applied to adjust our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total net benefit was $420 million; however, for purposes of reconciling Non-GAAP financial measures, we allocated $394 million of the benefit to litigation (recoveries)/charges, net, which is excluded from non-GAAP measures, based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. The tax benefit allocated to the separate tax adjustments of $26 million is included in non-GAAP measures. As the fiscal year 2020 federal return is finalized, both the tax benefit and the relative allocation may be adjusted.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and, in most cases, determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•Surgical gown recall costs includes inventory write-offs and certain remediation and supply disruption costs arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Reversals of these accruals have occurred when the underlying assessments were invalidated by a Court.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated a portion of the tax benefit to litigation charges.
•Loss on extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.
•Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.
The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2021 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020. The excluded items for fiscal 2021 year to date period impacted the Company's EPS by $1.99, which includes a $2.38 charge related to the opioid litigation.

Definitions

Growth rate calculation: growth rates in this earnings release are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other(income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs.
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs and state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, and (8) loss on early extinguishment of debt.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt, each net of tax, and (9) transitional tax benefit, net.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) surgical gown recall costs, (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on extinguishment of debt, and (9) transitional tax benefit, (net) divided by (earnings/(loss) before income taxes adjusted for the first eight items).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.